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                                                                    Exhibit 12.2

                           AMERICA WEST AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                               2003            2002           2001            2000            1999
                                                             ---------      ---------       ---------       ---------      ---------
Computation of earnings:
Income (loss) before income taxes
   and extraordinary item .............................      $  44,866      $(219,559)      $(326,223)      $  15,141      $ 200,974

Add:
   Interest expense including
       amortization of debt expense ...................         86,744         79,479          34,900          23,874         30,486
   Interest portion of rent expense ...................        135,592        136,455         152,392         142,252        121,722
                                                             ---------      ---------       ---------       ---------      ---------
Income (loss), as adjusted ............................      $ 267,202      $  (3,625)      $(138,931)      $ 181,267      $ 353,182
                                                             =========      =========       =========       =========      =========

Computation of fixed charges:
Interest expense including
    amortization of debt expense ......................      $  86,744      $  79,479       $  34,900       $  23,874      $  30,486
Interest portion of rent expense ......................        135,592        136,455         152,392         142,252        121,722
Capitalized interest ..................................          1,562          2,958          12,509           9,026          6,100
                                                             ---------      ---------       ---------       ---------      ---------
Fixed charges .........................................      $ 223,898      $ 218,892       $ 199,801       $ 175,152      $ 158,308
                                                             =========      =========       =========       =========      =========

Ratio of earnings to fixed charges(1) (2) .............           1.19             --              --            1.03           2.23

(1) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(2) Earnings for the year ended December 31, 2002 and 2001 were inadequate to cover fixed charges by $222.5 million and $338.7 million, respectively.